THE VISTA SELECT NEW GROWTH OPPORTUNITIES FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date            Issue
01/25/00        Lycos, Inc. (LCOS) Common Stock

Shares       Price         Amount
5,150       $77.375       $398,481.25

					% of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      Chase Vista Funds
$3.29       N/A         0.08583%          0.65167%

     Broker
CS First Boston

Underwriters of Lycos, Inc. (LCOS) Common Stock

U.S. Underwriters                                  Number of Shares
Credit Suisse First Boston Corp.                          1,305,000
Goldman, Sachs & Co.                                      1,305,000
Merrill Lynch, Pierce, Fenner & Smith Inc.                1,305,000
Allen & Company Inc.                                        435,000
Bear, Stearns & Co., Inc.                                   435,000
Hambrecht & Quist LLC                                       435,000
Banc of America Securities LLC                               60,000
William Blair & Company, LLC                                 60,000
Dain Rauscher Inc.                                           60,000
Deutsche Bank Securities Inc.                                60,000
E*Offering Corp.                                             60,000
Fidelity Capital Markets                                     60,000
FleetBoston Robertson Stephens Inc.                          60,000
Invemed Associates LLC                                       60,000
Needham & Company, Inc.                                      60,000
PaineWebber Inc.                                             60,000
Prudential Securities Inc.                                   60,000
TD Securities (USA) Inc.                                     60,000
Thomas Weisel Partners LLC                                   60,000
    Total                                                 6,000,000